Exhibit 3.75

LIMITED LIABILITY COMPANY AGREEMENT

OF

DANIEL J. KEATING CONSTRUCTION COMPANY, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of DANIEL J. KEATING CONSTRUCTION COMPANY, LLC (the “Company”), is made effective as of the 24th day of December, 2009; by TUTOR PERINI CORPORATION, the sole member (“Sole Member”).

INTENDING TO BE LEGALLY BOUND; the undersigned agrees as follows:

1.             Formation. The Company was formed on December 24, 2009, as a limited liability company in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). Except as otherwise provided by the Act, the Company shall have perpetual existence unless the Sole Member determines otherwise.

2.             Name. The name of the limited liability company is Daniel J. Keating Construction Company, LLC.

3.             Purpose. The purpose of the Company is real estate construction and construction management, together with such other activities as may be necessary or advisable in connection therewith. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes of the Company. In addition to the foregoing, the Company shall have the right to engage in any other business or activity which a limited liability company may lawfully engage in under the Act.

4.             Control and Management. Management of the business and affairs of the Company shall be vested in the managers (the “Managers”). The Managers shall be appointed and shall serve at the pleasure of the Sole Member. The initial Managers shall be Robert Band, Ronald N. Tutor, Mark Caspers and Daniel J, Keating, III. The Managers shall have all rights and powers and shall make all decisions affecting the Company in furtherance of the Company’s purposes, including, but not limited to, the right and power to enter into and execute any and all documents and otherwise act on behalf of the Company as the Managers deem necessary or appropriate. The Managers may resign at any time. Any action authorized by a majority vote of the Managers or by the written consent of all of the Managers shall be an authorized action of the Company.

5.             Registered Office: Registered Agent. The address of the registered office of the Company shall be such address as the Managers may determine. The name of the registered agent of the Company in the State of Delaware is Corporation Service Company or such other person as the Managers may determine.

6.             Capital Contributions and Membership Interest. The membership or percentage interest of the Sole Member (a “Membership Interest”) is one hundred percent (100%). The Sole Member shall contribute such capital to the Company as it, in its discretion, shall determine. Membership in the Company shall not be evidenced by a separate certificate.

7.             Distributions. Distributions of cash and/or other assets or property of the Company, from whatever source (including, without limitation, net proceeds of the Company’s operations and sale, financing or refinancing of the Company’s assets) shall be made to the Sole Member at such times, and in such amounts, as the Managers shall determine,

8.             Officers. The Company shall have such officers as the Managers may from time to time determine, which officers may (but need not) include a Chairman, President, one or more Vice Presidents, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Secretary, an Assistant Secretary, a Treasurer, an Assistant Treasurer, a Controller and a Clerk. The Managers shall designate those individuals who will serve as officers of the Company. Any two or more offices may be held by the same person. Unless otherwise determined by the Managers, the duties of any such officer shall be the same as the duties generally carried out by a person holding such office for a corporation. The Managers may remove, with or without cause, any officer at any time or from time to time. The initial Chairman shall be Ronald N. Tutor, the initial President shall be Bradley W.B. Statler, the initial Executive Vice President shall be Dennis A. Martin, the initial Vice President — Finance shall be Peter T. Cocchia, the initial Chief Executive Officer shall be Daniel J. Keating, III, the initial Chief Operating Officer shall be Dennis A. Martin, the initial Chief Financial Officer shall be Peter T. Cocchia, the initial Secretary shall be William B. Sparks, the initial Assistant Secretaries shall be Dennis A. Martin, Peter T. Cocchia and Kenneth Burk, the initial Treasurer shall be William B. Sparks, the initial Assistant Treasurers shall be Peter T. Cocchia, Kenneth R. Burk and Kevin Cvengros, the initial Controller shall be Valarie Stevens and the initial Clerk shall be William B. Sparks.

9.             Indemnification. The Company shall indemnify the Sole Member, the Managers and any officer, director and Affiliate thereof or of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or it in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission performed or omitted by the Sole Member, the Managers or such persons on behalf of the Company, to the fullest extent now or hereafter permitted under the Act. The Company shall pay in advance any expenses incurred by the Sole Member, the Managers and any such person in defending any action or proceeding against which indemnification may be made upon agreement by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Any indemnity under this Section 9 shall be provided only out of and to the extent of Company assets, including the proceeds of liability insurance, and the Sole Member shall not have liability on account thereof.  This section shall survive any termination of this Agreement and/or dissolution of the Company.

10.           Books and Records. The Managers shall keep or cause to be kept the books and records of the Company in accordance with the terms of the Act and the Sole Member shall have the right to inspect, for any purpose reasonably related to the Sole Member’s Membership Interest, such records of the Company upon at least five days’ prior written notice to the Managers stating the purpose of such inspection, and may copy any of such records at such time at the Sole Member’s expense.

11.           Dissolution. The Company shall be dissolved upon the first to occur of the following:

(a)           The entry of a decree of judicial dissolution under the Act;

(b)           The written consent of the Sole Member; or

(c)           Upon the occurrence of an event that results in a dissolution under the Act, unless requisite action is taken within the requisite time period as specified in the Act.  If the Company has more than one member, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any member or any other event that terminates the continued membership of a member in the Company shall not cause the Company to be dissolved or its affairs to be wound up, and the Company shall be automatically continued without dissolution.

12.           Liquidation and Termination. Upon dissolution of the Company, the Managers shall act as liquidator or may appoint in writing one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distributions as provided herein.  The liquidator shall continue to operate the Company with all of the power and authority of the Managers.

13.           Amendments. This Agreement may be amended, modified or terminated at any time or times by the consent in writing of the Sole Member.

14.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict of law provision.

15.           Liability of the Sole Member. Except to the extent required by the Act, neither the Sole Member nor any of the Managers of the Company shall be obligated personally for any debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

16.           Binding Effect. This Agreement shall be legally binding upon the Sole Member, the Managers and their respective heirs, administrators, legal representatives, successors and assigns.

17.           No Third-Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Agreement other than Section 9 (which shall benefit and be enforceable by the personal representatives and executors of each person entitled to the benefit of such section) is intended to benefit any person other than the Company, the signatory hereto and their permitted successors and assigns nor shall any such provision be enforceable by any other person.

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement effective as of the day and year first above written.

SOLE MEMBER:

TUTOR PERINI CORPORATION

By:	/s/ Ronald N.Tutor
Name: Ronald N. Tutor
Title: Chairman & CEO